UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 1, 2005

Timeline Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	1-13524	31-1590734
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3055 112th Ave. NE, Suite 106, Bellevue, Washington		98004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	425-822-3140

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported on its Form 8-K filed on December 16, 2004, Timeline, Inc. (the "Company") received an email on November 30, 2004 from the Boston Stock Exchange (the "Exchange") advising that the Company was not in compliance with certain of the Exchange’s continued listing standards set forth in Chapter XXVII , Section 1 of the Exchange Rules (as to shareholders’ equity and corporate governance). The Exchange suspended trading in the Company’s common stock at the close of business on December 15, 2004. The Exchange stated it would not delist the common stock immediately, but provided the Company until March 1, 2005 to respond to and resolve the Exchange’s comments concerning shareholders’ equity. The Exchange further advised the Company that it would be required to submit a listing application and pay the listing fee for recently issued shares by January 14, 2005, failure of which could result in the filing of a delisting application.

On January 14, 2005, the Company timely filed with the Exchange the listing application and paid the required fee for the listing of additional shares.

Subsequently, by email dated February 18, 2005, the Exchange granted the Company a temporary extension until the close of business on March 7, 2005 to respond to the Exchange’s outstanding comments (as to corporate governance and shareholders’ equity).

The Company intends to take further action to respond to the Exchange. However, there can be no assurance that the Company will be able to maintain the listing of its common stock on the Exchange. If the common stock is delisted from the Exchange, the Company will examine other available alternatives and anticipates that its shares will continue to be traded on the OTC Bulletin Board.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Timeline Inc.

March 2, 2005	By:	/s/ Charles R. Osenbaugh

Name: Charles R. Osenbaugh
Title: Chief Executive Officer